Exhibit 99.1

FOR IMMEDIATE RELEASE	NEW YORK, NY (August 9, 2006)

INTERPUBLIC ANNOUNCES SECOND QUARTER

AND FIRST HALF RESULTS

Summary:

•	Revenue

Second quarter 2006 revenue of $1.53 billion, compared to $1.61 billion the same period a year ago. First half 2006 revenue of $2.86 billion, compared to $2.94 billion during the first six months of 2005.

Organic revenue decrease of 3.1% compared to the second quarter of 2005, with approximately 2.7% of the decrease due to the timing of revenue recognition (primarily higher revenue deferrals from first to second quarter of 2005 than in 2006). Increased spending by existing clients and new client wins this year offset prior year client losses, such that, for the first half of 2006, organic revenue increase was 0.5% relative to 2005.

•	Operating and Net Results

During the second quarter, operating expenses decreased to $1.46 billion in 2006 from $1.50 billion last year. For the first half, operating expenses declined to $2.94 billion this year from $2.99 billion in 2005. In both cases, lower expenses reflect previously disclosed business dispositions, while in the second quarter an additional driver was lower professional fees.

Operating income in the second quarter of 2006 was $76.9 million, compared to $115.5 million in 2005. For the first half of 2006, operating loss was ($82.9) million, compared to ($53.6) million in 2005.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

Second quarter net income was $68.9 million and net income applicable to common shareholders was $46.9 million, or $0.11 per diluted share, compared to $3.5 million, or $0.01 per diluted share a year ago. Year-to-date, net loss applicable to common shareholders was ($125.1) million, or ($0.29) per share, lower than the net loss of ($147.2) million, or ($0.35) per share during the first half of 2005.

“We’ve been clear that the bar on organic revenue would be high due to last year’s client losses. Organic performance for the first half demonstrates that we’ve been successful in replacing these lost revenues through six months, which is a significant accomplishment that positions us well going forward. During the second quarter, we also saw the first indications of stepped-down professional fees, in line with our previous disclosure.  A major focus for the balance of this year will be on managing costs and delivering margin improvement,” said Michael I. Roth, Chairman and CEO of Interpublic. “Our CMG and McCann units are performing well and we are confident that the new directions we are taking with Draft FCB Group and Lowe will yield positive results. We believe that we remain on track to meet the 2008 turnaround goals outlined at Investor Day.”

Second Quarter 2006 Operating Results

Revenue

Reported revenue of $1.53 billion in the second quarter of 2006 was down 4.8% compared with the year-ago period. During the quarter, the effect of foreign currency translation was positive 1.0%, the impact of net divestitures was negative 2.8% and the resulting organic decline in revenue was 3.1%. Of this organic decrease, approximately 2.7% was due to the timing of revenue recognition, more specifically higher revenue deferrals from first to second quarter of 2005, which did not occur to the same extent in 2006.

For the first six months of 2006, reported revenue was $2.86 billion, down 2.7% compared to the first half of last year. The effect of foreign currency translation in the second quarter was negative 0.3%, the impact of net divestitures was negative 2.8% and the resulting organic revenue increase was 0.5%.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

For both the second quarter and first half of 2006, organic revenue growth was solid in the Asia Pacific and Latin American regions, and down moderately in continental Europe and the United Kingdom. In the United States, organic revenue was down in the quarter primarily affected by timing of revenue recognition and was essentially flat year-to-date, primarily reflecting increased spending from existing clients.

Operating Expenses

During the second quarter, salary and related expenses was $951.4 million, approximately flat compared to the same period in 2005. Adjusted for currency and the net effect of acquisitions/divestitures, salary and related expenses increased 0.9%. For the six months of 2006, salary and related expenses was $1.9 billion, a decrease of 1.4% compared to the same period in 2005. Adjusted for currency and the net effect of acquisitions/divestitures, salary and related expenses in the first half of 2006 increased 1.3%.

Compared to the same period in 2005, second quarter 2006 office and general expenses decreased 7.1% to $504.6 million. Adjusted for currency and the net effect of acquisitions/divestitures, office and general expenses decreased 3.6%, primarily reflecting lower professional fees, which declined from $67.9 million in the 2005 period to $48.6 million in the current quarter. For the first half of 2006, office and general expenses decreased 3.0% to $1.04 billion. Adjusted for currency and the net effect of acquisitions/divestitures, office and general expenses increased 1.7%, primarily reflecting higher occupancy expenses, in addition to software-related costs associated with upgrading financial systems and further developing shared services.

Non-Operating and Tax

Net interest expense in the second quarter of 2006 was flat compared to the same period in 2005. Other income in the quarter increased from $4.3 million in 2005 to $24.6 million in 2006, reflecting the gain on the sale of a non-strategic investment in Asia Pacific during the second quarter.

The provision for income tax in the second quarter of 2006 was $1.8 million, compared to $79.9 million in the same period of 2005, due to the release of a valuation allowance related primarily to a net operating loss carry-forward in a foreign jurisdiction and the release of tax reserves triggered by the resolution of prior period tax audit activities during the second quarter.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

Balance Sheet

At June 30, 2006, cash, cash equivalents and marketable securities totaled $1.58 billion, compared to $1.59 billion at June 30, 2005, and $1.63 billion at the end of the first quarter of this year. Total debt was $2.2 billion, as of both June 30 and March 31, 2006.

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Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include Draft FCB Group, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, MAGNA Global, McCann Erickson, Momentum, MRM, Octagon, Universal McCann and Weber Shandwick. Leading domestic brands include Campbell-Ewald, Carmichael Lynch, Deutsch, Hill Holliday, Mullen, The Martin Agency and R/GA.

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Contact Information

Philippe Krakowsky (212) 704-1328	Jerry Leshne (Analysts, Investors) (212) 704-1439

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

Cautionary Statement

This release contains forward-looking statements. Statements in this release that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in our 2005 Annual Report on Form 10-K under Item 1A, Risk Factors. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	risks arising from material weaknesses in our internal control over financial reporting, including material weaknesses in our control environment;
•	potential adverse effects to our financial condition, results of operations or prospects as a result of our restatements of financial statements;
•	our ability to satisfy certain reporting covenants under our indentures;
•	our ability to attract new clients and retain existing clients;
•	our ability to retain and attract key employees;
•	risks associated with assumptions we make in connection with our critical accounting estimates;
•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;
•	potential adverse developments in connection with the ongoing SEC investigation;
•	potential downgrades in the credit ratings of our securities;
•	risks associated with the effects of global, national and regional economic and political conditions, including fluctuations in interest rates and currency exchange rates; and
•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our 2005 Annual Report on Form 10-K under Item 1A, Risk Factors.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED SUMMARY OF EARNINGS

SECOND QUARTER REPORT 2006 AND 2005 (UNAUDITED)

(Amounts in Millions except Per Share Data)

Three Months Ended June 30,
2006		2005 Restated	Fav. (Unfav.) % Variance
Revenue:
United States	$867.4	$924.0	(6.1)
International	665.5	686.7	(3.1)
Total Revenue	1,532.9	1,610.7	(4.8)

Operating Expenses:
Salaries and Related Expenses	951.4	953.7	0.2
Office and General Expenses	504.6	543.4	7.1
Restructuring Charges (Reversals)	--	(1.9)	N/A
Total Operating Expenses	1,456.0	1,495.2	2.6

Operating Income	76.9	115.5	(33.4)

Expenses and Other Income:
Interest Expense	(52.0)	(42.2)
Interest Income	26.4	16.5
Investment Impairments	(0.3)	(3.6)
Other Income	24.6	4.3
Total (Expenses) and Other Income	(1.3)	(25.0)

Income before Provision for Income Taxes	75.6	90.5
Provision for Income Taxes	1.8	79.9
Income of Consolidated Companies	73.8	10.6
Income Applicable to Minority Interests, net of tax	(6.2)	(3.7)
Equity in Net Income of Unconsolidated Affiliates, net of tax	1.3	2.3
Net Income	68.9	9.2

Dividends on Preferred Stock	11.9	5.0
Allocation to Participating Securities	10.1	0.7
Net Income Applicable to Common Stockholders	$46.9	$3.5

Earnings Per Share of Common Stock:
Basic	$0.11	$0.01
Diluted	$0.11	$0.01
Weighted Average Number of Common Shares Outstanding:
Basic	426.6	424.8
Diluted	494.3	429.6

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED SUMMARY OF EARNINGS

SECOND QUARTER REPORT 2006 AND 2005 (UNAUDITED)

(Amounts in Millions except Per Share Data)

Six Months Ended June 30,
2006		2005 Restated	Fav. (Unfav.) % Variance
Revenue:
United States	$1,642.9	$1,662.1	(1.2)
International	1,217.0	1,276.8	(4.7)
Total Revenue	2,859.9	2,938.9	(2.7)

Operating Expenses:
Salaries and Related Expenses	1,902.1	1,928.8	1.4
Office and General Expenses	1,040.3	1,072.5	3.0
Restructuring Charges (Reversals)	0.4	(8.8)	N/A
Total Operating Expenses	2,942.8	2,992.5	1.7

Operating Loss	(82.9)	(53.6)	(54.7)

Expenses and Other Income:
Interest Expense	(98.1)	(89.1)
Interest Income	52.3	31.4
Investment Impairments	(0.3)	(3.6)
Other Income	25.4	19.0
Total (Expenses) and Other Income	(20.7)	(42.3)

Loss before Provision (Benefit) for Income Taxes	(103.6)	(95.9)
Provision (Benefit) for Income Taxes	(7.0)	39.3
Loss of Consolidated Companies	(96.6)	(135.2)
Income Applicable to Minority Interests, net of tax	(6.0)	(4.9)
Equity in Net Income of Unconsolidated Affiliates, net of tax	1.3	2.9
Net Loss	(101.3)	(137.2)

Dividends on Preferred Stock	23.8	10.0
Net Loss Applicable to Common Stockholders	$(125.1)	$(147.2)

Loss Per Share of Common Stock – Basic and Diluted	$(0.29)	$(0.35)
Weighted Average Number of Common Shares Outstanding:
Basic and Diluted	426.3	424.3

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax